Exhibit 10.19

AMENDMENT

between

Sony Electronics Inc.,

acting through its Sony Semiconductor Solutions America Division

and

Knowles Corporation

THIS AMENDMENT (“Amendment”) is dated as of February 26, 2024 (the “Effective Date”) by and between Sony Electronics Inc., acting through its Sony Semiconductor Solutions America Division with a place of business located at 1730 N. First Street, San Jose, CA 95112 and Knowles Corporation and its Affiliates with a place of business located at 1151 Maplewood Drive, Itasca, IL 60143 (collectively, “Knowles”). The Affiliates of each Party are as defined in each of the AGREEMENTS specified below.

WHEREAS, Sony Electronics Inc. and Knowles (collectively, the “Parties” and individually a “Party”) previously entered into the following agreements:

(i)
Foundry Production Agreement dated January 1, 2012, which was subsequently amended by Amendment One effective November 24, 2015 (collectively, the “Foundry Production Agreement” or “FPA”); and
(ii)
Consignment Agreement dated October 1, 2009, which was subsequently amended by Amendment One effective January 1, 2012, Amendment Two effective October 1, 2015, Amendment Three effective November 24, 2015, and Amendment Four effective November 13, 2018 (collectively, the “Consignment Agreement”); and
(iii)
Equipment Loan Agreement dated October 5, 2018 (the “ELA”); and

WHEREAS, the Parties wish to amend the FPA, Consignment Agreement, and ELA (collectively, the “AGREEMENTS”) and agree as set forth below.

1.
The last sentence of Section 10.1 of the FPA is deleted and replaced with the following:

“Sony and Customer each may terminate this Agreement, except for Customer’s obligation to pay Sony any Fees that may be due, including NRE, by giving the other party thirty‑six (36) months prior notice in writing of the intention to terminate.”

2.
A new section 13.3 is added to the FPA as follows:

“In the event that Sony decides to enter into a Non‑Disclosure Agreement (“NDA”) or a preliminary non‑binding Letter of Intent (“LOI”) (that would not exclude Customer from participating in a potential transaction discussion by not granting exclusive bargaining rights to the other party) pertaining to (i) selling a manufacturing line, which is the only line manufacturing substantial models of the Products, or (ii) a substantial portion of the assets related to its production of substantial models of the Products, Sony agrees to notify Customer in writing as soon as possible, but no more than one week after entering into such a NDA or a preliminary non‑binding LOI; provided that such notice shall be deemed Sony’s Confidential Information and Customer shall comply with all reasonable additional or different terms and conditions for confidentiality.

3.
The Parties agree as follows:
a)
Component Solutions Business Division referred to in the AGREEMENTS is replaced by Sony Semiconductor Solutions America Division.
b)
Sony Electronics Inc. may, from time to time, cause Sony Semiconductor Solutions Corporation (with a place of business located at 4‑14‑1 Asahi‑cho, Atsugi‑si Kanagawa, 243‑0014 Japan) to perform all or part of its rights and duties under the AGREEMENTS for Sony Electronics Inc.
4.
This Amendment shall take effect as of the last date written below. In all other respects, the AGREEMENTS are to remain unchanged and in full force and effect.

SONY ELECTRONICS INC.	KNOWLES CORPORATION
Acting through its Sony Semiconductor Solutions America Division
/s/ Fumiaki Abe	/s/ Jeff Niew
Signature Fumiaki Abe	Signature Jeff Niew
Print Name President	Print Name CEO
Title Mar/5/2024	Title February 26, 2024
Date	Date